MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (sometimes hereafter referred to as the “Agreement”), made this 10th day of November, 2008 by and between: OCEANS CASINO CRUISES, Inc. (including its subsidiaries, “Owner”) and NEVADA GOLD & CASINOS, INC. (“Manager”).

RECITATIONS:

A. The Owner is the owner and/or operator of various vessels (the “Vessels”) which are used in the conduct of a “cruise-to-nowhere” gaming business (the “Business”) in the states of Florida and South Carolina.

B. The Manager and the personnel of Manager are experienced in the management of operations of the type and nature described of the Business. Manager has also served as consultant to the Business, pursuant to a Consulting Agreement dated November 3, 2008 (the “Consulting Agreement”).

C. The Owner represents that as of the date hereof:

(i)
It has all requisite capacity, power and authority to enter into this Agreement and to perform all of the obligations hereunder. This Agreement constitutes the legal valid and binding obligation of Owner enforceable against Owner.

(ii)
The execution of this Agreement will not directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation of any provision of the Articles of Organization or Operating Agreement of Owner; contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge the performance by Manager of this Agreement. Owner is not required to give any notice to or obtain any consent from any person in connection with the execution of this Agreement.

(iii)
It has all approvals from appropriate governmental authorities to operate the business and Owner knows of no facts that might prevent Manager from immediately performing its duties and obligations hereunder and securing appropriate approvals and/or licenses, if any, for itself and its personnel to operate and manage the business on behalf of Owner.

D. The Manager represents that as of the date hereof:

(i)
It has all requisite capacity, power and authority to enter into this Agreement and to perform all of the obligations hereunder. This Agreement constitutes the legal valid and binding obligation of Manager enforceable against Manager.

(ii)
The execution of this Agreement will not directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation of any provision of the Articles of Organization or Operating Agreement of Manager, contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge the performance by Manager of this Agreement. Manager is not required to give any notice to or obtain any consent from any person in connection with the execution of this Agreement. Manager’s representations in this subparagraph (ii), as they related to any laws or regulations applicable to Owner and Owner’s Business and not to Manager or Manager’s business, are limited to the best of Manager’s knowledge.

(iii)
To the extent such approvals relate to Manager or Manager’s business, and to the best of Manager’s knowledge with respect to Owner and Owner’s Business, Manager has all approvals from government authorities to manage the Business. Manager knows of no facts that might prevent it from immediately performing its duties and obligations hereunder, or, except as such may be necessary, to securing any necessary or appropriate approvals and/or licenses, if any, for itself and its personnel to operate and manage the business on behalf of Owner.

Owner acknowledges that Manger is relying on the representations of Owner as an inducement to entering into this Agreement. Manager acknowledges, however, that the representations herein are representation solely of Owner in its corporate capacity, and that Manager shall have no right or claims by reason of such representation against any of the individuals who executed this agreement, or any officer or director of Owner.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereafter set forth and for other good and valuable considerations, the receipt and sufficiency of which are acknowledged by the parties, it is agreed:

1.	THE ENGAGEMENT:

Upon and subject to the above recitations and the terms and conditions hereafter set forth, the Owner does hereby engage and retain the Manager and the Manager does hereby agree to be engaged and retained by the Owner, to provide the services in the manner hereafter described.

2.	TERM:

Unless sooner terminated in accordance with the terms hereof, this Agreement will terminate on December 31, 2010.

3.	OPERATION OF THE BUSINESS:

The following provisions shall govern certain of the duties and obligations of the Owner and the Manager:

3.1	General Duties of Manager:

The Manager shall consistent with and subject to the terms of this Agreement, provide to and for the benefit of the Owner, as Owner’s Agent, all management services which are necessary or appropriate for the operation of the Business in an effective and professional manner. Except as provided herein, the expenses of operation shall be borne by Owner based on the cash flows of the Business, in accordance with agreed Annual Plans. However, it is understood that the compensation to Manager set forth in this Agreement is intended to compensate Manager for the time and effort of Manager’s employees and overheads associated therewith, and the Manager shall not be entitled to additional payment or other compensation with respect to those services except for such reasonable out-of-pocket expenditures by Manager for which this Agreement expressly provides for reimbursement.

Without limiting the generality of the foregoing, the Manager is hereby authorized to and shall:

(a) Maximize Patronage. Use all reasonable efforts, to maximize patronage of the Business.

(b) Marketing. Develop and update sales and marketing plans; implement and supervise sales and marketing campaigns; develop tour packages; develop and implement player rating and development programs with respect to gaming activities; book entertainment appropriate for this Business; and generally promote the Business and all of its facilities.

(c) Incentives and Extensions of Credit to Promote Patronage. Provide complimentary amenities and extensions of credit to Business patrons in order to promote gaming activities at the Business in the exercise of its reasonable business judgment, and in conjunction with player development programs. Manager shall obtain from patrons receiving credit, to the extent permitted and in accordance with any applicable Gaming Regulations, appropriate markers or IOU’s (hereafter all forms of credit including the foregoing being collectively referred to as “Markers”) in accordance with overall credit policies established from time to time in consultation with Owner.

(d) Senior Management. Owner acknowledges that the Chief Executive Officer of Manager may devote time to other business and clients of Manager, consistent with the non-competition provisions of this Agreement, and will remain an employee of Manager and shall not be an employee of Owner. Manager agrees, however, that subject to Paragraph 3.16, the Chief Executive Officer and other employees of Manager shall devote such portion of their time to the Business as shall be necessary or appropriate to maximize the revenue, profits, and value of the Business and to perform the obligations of Manager hereunder in accordance with the standards of this Agreement.

(e) Employment of Staff. Subject only to the limitations hereafter set forth, arrange, on behalf of Owner, for the employment, training, retraining, payment, supervision and discharge of all of the employees, subject to Owner’s direction all of whom shall be employees of the Owner. Owner’s consent shall be obtained with respect to executive staffing levels and the identity and compensation of executive employees. Employee compensation for non-executive employment will be established by Manager. Notwithstanding the foregoing, Owner shall have the final authority and determination with respect to any labor negotiations and by virtue of its participation in the preparation and approval of the Annual Plan, shall have general authority over employee compensation. Employee compensation shall generally conform with the estimates of the Annual Plan;

(f) Purchase of Supplies and Other Items; Engage Professionals. Manager shall purchase the following items, generally in accordance with or as provided by or referred to in the Annual Plan approved by Owner: food, beverages, operating supplies, and other merchandise, gaming equipment, reservation systems, security systems, telex equipment, and other mechanical and electronic equipment and systems and all other items necessary for the proper operation of the Business. With the consent of the Owner, Manager may engage from time to time such advisors, consultants, or other professionals reasonably necessary, to promote the sound and efficient operation of the Business including but not limited to accountants, financial advisors, real estate advisors, attorneys, marketing consultants and such other professionals as appropriate.

(g) Maintenance. Provide for the maintenance and repair of the assets of the Business in accordance with reasonable standards.

(h) Refurbishing of the Business Assets. Make available at its headquarters or such other location convenient to all parties, such personnel which, in Manager’s reasonable judgment, are needed to review all plans and specifications for major or minor alteration or refurbishing of the assets of the Business proposed by the Manager or Owner from time to time, to render advice regarding the design, selection, and scope of replacement of furnishings and equipment, and to improve operations or to eliminate operational problems.

(i) Other Consulting Services. Provide the services of other employees of Manager, without cost to Owner except for such reimbursement of reasonable out-of-pocket expenses as is expressly set forth in this Agreement, as shall be necessary or appropriate for the fulfillment of Manager’s duties hereunder with respect to operation of the Business;

(j) Comply with Laws. Cause all such other things to be done in or about the Business as shall be necessary to comply with any applicable Gaming Regulations, and all laws, regulations, and requirements of any Gaming Regulators, and of any other governmental authority having jurisdiction over the use, maintenance or operation of the Business or its assets and in particular orders and any requirements of any local Board of Fire Underwriters or any other body which may exercise similar functions (provided that the Manager shall have no obligation to so comply or to correct any alleged defect unless the same is known to Manager or is specifically called to the attention of the Manager by the Owner or by any such governmental authority);

(k) Utility Services. Arrange for utility services, telephone, vermin extermination, security, trash removal and other services necessary or reasonably required for the operation of the Business.

(l) Collection of Revenue. Use all reasonable efforts to collect all charges, rents, Markers and other amounts due from Business guests, patrons, tenants, subtenants, suitable parties providing services and concessionaires; cause notices to be served upon such guests, patrons, tenants, subtenants, parties providing services and concessionaires to quit and surrender space occupied or used by them, where desirable or necessary; ask for, demand, collect and give receipts for all charges and other amounts which may at any time be due from any guest, patron, tenant, subtenant, parties providing services or concessionaires; and, subject to the limitations hereafter set forth, sue for and initiate such appropriate legal proceedings in the name of the Business, and generally enforce Owner’s rights with respect to, any of the foregoing;

(m) Legal Actions. Subject to the limitations hereafter set forth, commence such legal actions or proceedings concerning the Business as are necessary or reasonably required, in the opinion of the Manager, to preserve and protect the assets constituting the Business and to collect sums due on account of operation of the Business; advise the Owner of the commencement of any material legal action or proceeding concerning the Business; and retain counsel, in connection with any action or proceeding commenced by or against Manager (in its role as such) or concerning the Business;

(n) Concessions. Grant concessions for services customarily subject to concession in enterprises similar to the Business if, in the Manager’s reasonable opinion, the granting of such concessions is deemed necessary or desirable;

(o) Licenses. Assist the Owner in obtaining and maintaining such alcoholic beverage licenses and gaming licenses, if or as may be required by law, or needed in order for Owner to own and operate through Manager such alcoholic beverage facilities and gaming facilities as shall be included in the Business;

(p) Accounting and Financial Controls. Establish necessary accounting systems and internal controls and operating manuals and procedures as may be required by applicable gaming or other laws and regulations and/or helpful to the operation of the Business and render such periodic financial reports and other reports with respect to operations of the Business from time to time as may be specifically required hereunder; cooperate with and assist Owner’s firm of independent Certified Public Accountants (the “Accountants”) to prepare and file such financial accounting reports as directed by Owner or as may be required by any applicable Gaming Regulators or any other law.

(q) Consultation with Owner. Make its staff and employees available to consult with and advise Owner at Owner’s reasonable notice and request, concerning all policies and procedures affecting the conduct of the Business, initiatives for improvement of the Business, and to consider suggestions with respect thereto made by the Owner;

(r) Assistance with Sale Efforts. As requested by Owner, assist with respect to the marketing and sale of the Business, including providing such information and assistance as may be required with respect to the due diligence efforts of prospective purchasers;

(s) Insurance. Advise the Owner with respect to, and assist the Owner, in obtaining insurance coverage and insurance policies hereafter described and referred to; and

(t) Other. Upon Owner’s request, take such other steps and undertake such other activity as is customary for senior executives of an enterprise in order to maximize the value of the Business.

(u) Within two weeks from the date hereof, Manager will submit an interim report to the Board of Directors of Owner setting forth a monthly preliminary 2009 profit and loss and cash flow statements, including the working capital and capital expenditure needs of the business, cost reduction initiatives, together with written assumption and its assessment of the financial condition, marketing programs, gaming operations, personnel and operating expenses of the Business and physical condition of the assets used in the conduct of the Business.

3.2	Annual Plan:

The following provisions shall apply to the Annual Plan:

(a) Proposed Annual Plan. The Manager shall submit to the Owner for Owner’s approval not later than December 15, 2008, a business plan for the balance of calendar year 2009, and at least thirty (30) days prior to the beginning of each Fiscal Year thereafter, an annual business plan for the Business (the “Annual Plan”), which shall include for each Fiscal Year:

(i)
Financial Statements: projected profit and loss statements, balance sheets, and cash flow statements, each on a monthly basis generally consistent with Generally Accepted Accounting Principles (“GAAP”); and

(ii)	Receipts & Expenditures: a budget of receipts and expenditures required for the operation of the Business pursuant to the terms of this Agreement, including rates to be charged and proposals for:

(A) expenditures for payroll, including wages, relocation expenses, other remuneration, and fringe benefits;

(B) food and beverage and other operating supplies;

(C) expenditures for furnishings, fixtures and equipment;

(D) repair and maintenance costs;

(E) expenditures for revisions, alterations, rebuilding, replacements, additions and improvements in and to the Business;

(F) expenditures for advertising, marketing and public relations;

(G) fees and expenses for outside experts and consultants, including legal expenses, approved by Owner; and

(H) other operating expenditures payable by Owner under this Agreement.

(iii)	Assumptions. Each Annual Plan shall also contain in narrative form, the assumptions used as the basis of its preparation.

(iv)	Debt Service. Each Annual Plan shall also contain a monthly budget for the amounts to be paid as debt service to Owner’s Lender(s).

(v)	Reimburseable Expenses. Each Annual Plan shall also contain a monthly budget for the expenses which are to be reimbursed to Manager under Paragraph 4.4 of this Agreement.

(vi)	The proposed EBITDA target for purposes of Paragraphs 4.2(a)(ii)(A) and (B) and 8.1(f) of this Agreement.

(b) Pro-Forma as Estimates. The Owner acknowledges that the projections contained in each Annual Plan and each pro-forma and budgets submitted from time to time to the Owner by the Manager, are mere estimates and are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the Manager’s reasonable control and that the preparation and giving of such projections, pro-formas or operating budgets shall never be construed as a guarantee, warranty or representation by the Manager to the Owner that such projections, or pro-formas will, in fact, occur; or that any budget will be sufficient. In the event, however, that changes in conditions and circumstances require material changes to the Annual Plan, such material changes shall be subject to Owner’s consent. Notwithstanding the foregoing, budgeted estimates for expenses of Manager reimbursable under Paragraph 4.4 of this Agreement shall not be exceeded without Owner’s consent.

(c) Procedure for Budget Approval. The Owner shall give its written approval or disapproval of the Annual Plan not later than thirty (30) days after its receipt. If the Owner does not provide its written approval or disapproval of such Annual Plan within such thirty (30) day period, then the Owner shall be deemed to have approved such Annual Plan as submitted by the Manager.

3.3	Legal Proceedings:

The following provisions shall apply to any Legal proceedings affecting the Business:

(a) Legal Proceedings Brought on Behalf of Owner. Legal proceedings relating to the operation of the Business, such as collections, enforcement of contracts and leases and proceedings against Business guests, patrons, and tenants, may be instituted by the Manager subject to Owner’s approval, utilizing counsel designated by the Manager and approved by the Owner. Manager shall furnish Owner with periodic status reports with respect to such proceedings.

(b) Defense of Non-Extraordinary Proceedings. Other than insured claims where the liability carrier has the right to choose counsel, Manager shall (unless otherwise directed by Owner) defend, through counsel designated by Manager and approved by Owner, legal proceedings of a non-extraordinary nature against Owner or Manager resulting from the operation of the Business, such as guest claims for loss of property or injury to persons and claims relating to employment or the application for employment at the Business. Manager shall furnish Owner with periodic status reports with respect to such proceedings.

(c) Defense of Significant Proceedings. The defense of actions against the Business of a more significant nature (including, without limitation, any aspect of any negligence claim against Owner or Manager arising out of the operation of the Business and involving in excess of U.S. Twenty Five Thousand Dollars ($25,000), as to which any insurance company denies coverage or reserves rights as to coverage) shall be coordinated with the Owner and designated counsel shall be subject to the Owner’s approval and Manager shall furnish Owner with periodic status reports with respect thereto.

(d) Insurance. All claims against the Owner or the Manager arising out of the operation of the Business which are covered in whole or in part by insurance, shall be forwarded by the Manager to the appropriate insurance carrier or its agent for defense, with copy to Owner.

(e) Coordinated Defense. In the event that a suit is instituted against the Manager in connection with the Business, in which the Owner is also named as a party defendant, the Owner and the Manager shall coordinate the defense of such suit. Nothing herein contained shall be construed as preventing the Owner from joining with the Manager in any legal proceedings or any action on behalf of or against the Business, whether of an extraordinary or non-extraordinary nature. If a conflict of interest arises between the legal position taken by Owner and Manager which the parties are unable to waive or otherwise agree upon, the parties then may each engage counsel of their own choosing, at their own respective expense.

3.4	Centralized Purchasing and Related Services:

If any other hotels, casino hotels, restaurants, casinos, gaming facilities, or related facilities, operated by Manager or its affiliates maintain or adopt as applicable, a centralized purchasing system whereby operating supplies, food, equipment, consumable, computer services, insurance coverages under a group plan, public relation services, sales and marketing services, group advertising, reservation systems, or other items or services or programs are purchased or contracted for on behalf of the participants from suppliers or providers designated by Manager, then the Manager, at Owner’s request, shall cause the Business to participate in such centralized system, so long as Manager is operating the Business, provided that the cost to the Business of such items, services, or programs taking into account the quality of the items, services, or programs purchased or contracted for and the payment terms relating to such items, services, or programs are more favorable to the Business than the cost which could be obtained by the Business from unaffiliated third parties. The suppliers of such items or providers of such programs or services under any such centralized system may be affiliated with Manager.

3.5	Emergency Expenditures:

Whenever, by reason of circumstances beyond the reasonable control of the Manager, emergency expenditures are required to be made to insure that the professional operating standards are maintained or to protect life, person, or property, the Manager may make emergency expenditures beyond the provisions of the Annual Plan, provided that without the approval of the Owner, the expenditures for any one such occurrence shall not exceed U.S. $25,000, and that the aggregate of such expenditures shall not exceed U.S. $100,000 in any Fiscal Year.

3.6           Bank Accounts: The Manager shall maintain the existing bank accounts for the Business. With Owner’s approval, Manager may close bank accounts and open additional bank accounts, provided that the current “lock-box” arrangements associated with Owner’s accounts are maintained to the satisfaction of Owner’s Lender(s). The account(s) used for general business operations (the “Business Operating Account”) shall also be used for the deposit of funds, as set forth herein. Payroll and payroll-related expenditures may be made from a Business Payroll Account.

3.7	Deposits and Transfers of Funds:

(a) General. All funds of any kind or nature received either by Manager or the Owner in connection with the operation of all portions of the Business, received either by Manager or the Owner in connection with the operation of the Business in connection with any gaming activities of any kind or nature with respect to the Business (hereafter “Business Operations”) shall be deposited in the Business Operating Account. Payment of all expenses and other expenditures in respect of Business Operations shall be made from the Business Operating Account respectively except for payroll and payroll related expenditures which may be made from a Business Payroll Account as applicable. Manager may transfer from the Business Operating Account to the Business Payroll Account, if any, such monies as shall be required from time to time to satisfy the payroll obligations as applicable to each area of operations. Subject to the requirements and prohibitions of applicable law, in no event will any of the monies deposited in the Business Operating Account or the Business Payroll Account be commingled with other funds. The funds in the Business Operating Account shall continue to be swept for the benefit of Owner’s Lender(s) in accordance with past practice and reborrowings from Owner’s Lender(s) shall be deposited into the Business Operating Account. The Manager may transfer from any of the Business Accounts such monies which in Manager’s sole business judgment may be needed for any area of operations to any of the other Business Accounts.

(b) Interest. All interest, if any, earned on any of such accounts, shall accrue to the benefit of the Owner. The Manager shall make available to the Owner, from time to time when reasonably requested by the Owner, all records with respect to all of the above accounts.

(c) Other Accounts; Funds of Owner. The Manager shall open such other bank accounts with respect to the Business as may be agreed upon from time to time by the Owner and the Manager or as required by law. All funds in the Business Accounts and all other accounts relating to the Business maintained pursuant to this Agreement shall, at all times, be deemed to be the funds of Owner.

(d) Statements. Manager shall use its best efforts to provide to Owner a report of the cash receipts of the Business on a weekly basis or otherwise as soon as practicable. Manager shall provide a monthly statement to Owner summarizing all activity in the operating accounts and reconciling the balances within such operating accounts with the monthly financial statements provided in accordance with Paragraph 3.8. Such monthly statement shall also include a listing of each bank account maintained pursuant to Paragraph 3.6, including its number and location, and the month-end cash balance thereof.

(e) Fidelity Bonds. All of Manager’s employees who are authorized signatories on any of the accounts described in this Paragraph 3.7 shall be bonded or otherwise insured as to fidelity. The form and content of such bond or insurance shall be subject to the approval of the Owner. Owner and Manager shall both be named as obligees or insureds, as appropriate, under such bond or insurance policy and Manager and Owner shall both have the right to enforce the terms of any such bond or insurance policy.

3.8           Financial Statements: In addition to the statements and reports required hereunder, including under Paragraph 3.7(d), the financial statements for the Business shall be prepared and provided to Owner as follows:

(a) Profit and Loss Statement. Manager shall prepare and deliver to the Owner within twenty (20) days after the end of each month, a profit and loss statement and cash flow statement, each prepared in accordance with GAAP, showing the results of the operation of the Business for the immediately preceding month and for the Fiscal Year including a comparison with the Annual Plan, and a balance sheet as of the end of the month. Such statement shall be prepared from the books of account maintained by the Manager and shall be in form and substance reasonably satisfactory to the Owner.

(b) Annual Statement. Not later than sixty (60) days immediately following the end of each Fiscal Year, the Manager shall cause to be prepared and delivered to the Owner reasonably detailed audited financial statements for such Fiscal Year (the “Annual Statements”), which shall consist of: (i) a balance sheet; (ii) a statement of earnings and retained earnings; (iii) a statement of change in financial position, and (iv) such other financial statements or reports as may be required by any applicable Gaming Regulators. Such financial statements shall be prepared by, and shall contain a certificate of, the Accountants, to the effect that, subject to such acceptable qualifications as shall be contained therein, such financial statements fairly present the financial position, results of the operations and changes in financial position of the Business for the Fiscal Year then ended, in conformity with generally accepted accounting principles applied on a consistent basis. Since the Accountants shall be selected and designated by the Owner, the Manager shall not be responsible for any delays in the delivery of the Annual Statements attributable to the Accountants, provided the Accountants are timely provided (with copy to Owner) with an annual financial statement prepared by Manager no later than thirty (30) days following the end of the applicable Fiscal Year.

3.9	Payment of Excess Funds to Owner:

Upon the written request of the Owner, after payment of any obligations then due to Owner’s Lender(s), the Manager shall pay to the Owner (or, if Owner so directs, to Owner’s Lender(s)), all funds in the Business Operating Account in excess of those reasonably required to meet all of the operating, capital, and other financial requirements of the Business, including, without limitation, all minimum working capital requirements imposed by law. Manager, at the request of Owner, shall establish such cash management procedures and accounts from time to time at institutions directed by Owner, for the deposit of such excess funds of Owner. All income derived therefrom shall accrue to Owner.

3.10	Books, Records and Accounts:

Manager shall keep full and adequate books of account and other records reflecting the results of operations of the Business on an accrual basis, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account and all other records relating to or reflecting the operation of the Business shall be kept at the Business and shall be made available to the Owner and its representatives and any other supervisory or regulatory authority having jurisdiction over the Owner or the Business, at all reasonable times, for examination, audit, inspection and transcription. All of such books and records pertaining to the Business, including, without limitation, books of account, guest records and front office records, shall at all times be the property of the Owner and shall not be removed from the Business by the Manager without the Owner’s consent. Upon any termination hereof, all such books and records shall immediately be turned over to the Owner, so as to insure the orderly continuance of the operation of the Business.

3.11	Payment of Taxes:

Manager shall pay or cause to be paid from the Business Operating Account(s), before they become delinquent, all taxes, withholding, assessments, excises, levies, licenses and permit fees and other charges (including all penalties and interest relating thereto), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the term of this Agreement be levied, assessed, charged and/or imposed by any public or quasi-public authority upon, or accrue or become due and payable out of or on account of, or become a lien on the Business and related facilities and other improvements now or hereafter situated thereon or on the fixtures, furniture, furnishings, equipment and other personal property serving the assets of the Business as applicable. Any taxes due from Manager with respect to the Base Management Fee or Incentive Fee or any other distributions or payments to Manager as described herein shall be for Manager’s account, and shall be payable by Manager and not from the assets of the Business Operating Account(s).

3.12	Payment of Mortgages:

Manager shall pay or cause to be paid from the assets of the Business Operating Account(s), all mortgages and other liens secured in whole or in part by a lien on the assets of the Business and/or on the furniture, furnishings, fixtures and equipment now or hereafter located within the Business or upon any related facilities and other improvements now or hereafter situated within the Business, or upon all property, real or personal, necessary for the operation of the Business as applicable. Notwithstanding the foregoing, the Parties acknowledge that the obligations from Owner to Owner’s Lender(s) is in default. Manager shall seek to negotiate with Owner’s Lender(s) with respect to the manner in which cash flow from the Business will be applied and the terms under which reborrowings on the Lender(s)’ line of credit will be permitted, consistent with the financial resources of the Business and the obligation to operate the Business in an effective and professional manner, and will incorporate such agreement into the monthly budget portion of the Annual Plan in accordance with Paragraph 3.2(a)(iv)] above.

3.13	Compliance With Laws:

The Manager shall not use the Business or any portion thereof, and the Manager shall use diligent efforts to see that others do not use the Business or any portion thereof, for any use or purpose, in violation of any applicable Gaming Regulations or of any other valid and applicable law or regulation of any lawful authority having jurisdiction over the Business, and in all respects, the Manager shall use all reasonable efforts to cause the use and operation of the Business to comply with all valid and applicable laws and regulations of all governmental authorities with such jurisdiction. Notwithstanding anything to the contrary provided herein, this Agreement shall be deemed to include all provisions required by any applicable gaming laws and regulations as modified from time to time as if fully set forth herein. Notwithstanding the foregoing and the other provisions of this Agreement, the parties acknowledge that insofar as the Business provides gaming outside of territorial waters, it is not expected to be subject to Gaming Regulations or the jurisdictions of Gaming Regulators, and the provisions herein related to Gaming Regulations and Gaming Regulators, in each case if any, are intended as precautionary and not as a concession that any Gaming Regulations are applicable or that the Business or any part thereof is subject to the jurisdiction of Gaming Regulators.

3.14	Physical Plant and Property Maintenance:

The following provisions shall apply to the Business physical plant, fixtures and personalty:

(a) Alterations, Remodeling, Demolition. The Manager shall, subject to Owner approval in connection with the Annual Plan, have the right to alter, remodel and/or demolish any improvements now or hereafter situated upon or within the Business, or to replace or add to any of the furniture, furnishings, fixtures or equipment located within the Business.

(b) Repairs, Replacements, Maintenance. The Manager shall, as an expense of the Business from time to time, make such expenditures for repairs and maintenance, for replacements, renewals and additions to furniture, fixtures and equipment, and for minor capital improvements (meaning those capital improvements other than structural repairs and changes and extraordinary repairs to or replacement of furniture, fixtures and equipment “F.F.& E.”), as may be necessary or required, in its reasonable opinion, to keep the Business in professional operating condition consistent with the financial resources of the Business and in accordance with the Annual Budget. No substantial changes shall be made in the Business’s structure without the Owner’s consent, including decisions as to the continuation or cessation of operations at particular locations. If any such repairs or maintenance constitute corrective work for which the Owner has received or is entitled to the benefit of the guarantee or warranty of any builder, contractor or of any supplier of labor or material in connection with the construction of the Business or with respect to the furniture, fixtures and equipment installed therein, then Manager may invoke such guarantees or warranties in either the Owner’s or the Manager’s name (on behalf of Owner) and the Owner shall cooperate fully with Manager in the enforcement thereof. The Owner reserves the right to sell any of the furniture, fixtures or equipment located in the Business from time to time, provided that the Owner substitutes furniture, fixtures and equipment of like kind and utility.

3.15	Insurance:

The following provisions shall apply to insurance coverages for the Business:

(a) Types of Coverages. Manager shall arrange, and pay or cause to be paid from the Business Operating Account(s), at all times throughout the term, for the Business and related facilities, insurance appropriate to the conduct of the Business, of the types and in the amounts of coverage hitherto maintained, subject to such modifications as may be requested or approved by Owner, including approval with respect to the Annual Plan.

(b) General Requirements as to Form of Policies. In addition to such requirements as may be applicable under any loan or other agreement to which Owner may be party, Owner and Manager shall both be named insureds in all policies maintained pursuant to this Agreement, as their interests may appear, and each such policy shall contain a waiver by the insurer of the rights of recourse or subrogation by the insurer against the Owner and the Manager. All insurance shall be in such form and with such companies as shall be satisfactory to the Owner and Manager and shall comply with the requirements of any mortgage encumbering the Business. Owner’s policies shall specify that they are primary and if any other policies of insurance, including policies maintained by Manager, are determined to apply to any claim, such other policy coverage shall be deemed to be in excess of Owner’s policies, as applicable. The Owner shall provide to the Manager true copies of all such insurance, not less than 30 days prior to the expiration of all prior policies.

(c) Claim Investigation. The Manager shall promptly investigate or cause to be investigated all accidents and claims for damage relating to the operation and maintenance of the Business and related facilities, and shall report to Owner any such incident which is material, and the Manager shall investigate or cause to be investigated all damage to or destruction of the Business or related facilities and shall report to the Owner any such incident which is material, together with the estimated cost of repair thereof. In addition, the Manager shall prepare any and all reports required by any insurance company as a result of any such incident.

(d) Access to Insurance Information. Owner shall at all times make available to Manager or Manager’s insurance agents or insurance brokers all information relating to existing coverages, claims histories as applicable, copies of policies, certificates, binders and the like. Owner further authorizes Manager, its insurance agents or brokers to obtain such information directly from Owner’s insurance agents, brokers, and insurance carriers and hereby grants to Manager, its insurance agents or brokers full access to all such information. This provision shall be self-operative and will not require any additional authorizations.

(e) Insurance Coverage. Owner shall maintain customary insurance coverage which shall include general liability and employment practices liability insurance, and shall immediately include Manager and Manager’s employees as additional named insureds under all such policies. Owner shall contribute up to $15,000 of the cost to include Manager on the employment practices liability insurance through April, 2009 after which the cost of naming Manager on such policy will be submitted as part of the Annual Plan.

3.16 Subcontracted Services: The engagement of Manager hereunder is based on skills and reputation of Manager, and particularly of Robert Sturges, and Manager’s undertaking to devote substantial time of Robert Sturges to this engagement. The parties acknowledge that Mr. Sturges is anticipated to spend 20-30% of his overall time with respect to this engagement, but that such time estimate is a guideline to be followed in good faith rather than a rigid minimum or maximum time commitment, in that the precise time devoted by Mr. Sturges shall depend on the operational and other needs of the Business. Subject to the foregoing, Manager may subcontract or separately contract some of the operational, consulting, technical and management services to be performed by it in accordance with this Agreement to Manager’s affiliates, provided, however, that such contracting or subcontracting shall be at no cost or expense to Owner, and provided further that Manager shall be responsible for all performance or failure of performance of Manager’s affiliates to the same extent as if Manager had itself so performed or failed to perform.

3.17           Owner’s Representative. Owner shall designate one or more individuals, each of whom shall act as Owner’s representative for the purpose of providing Manager with such approvals on behalf of Owner as shall be from time to time required hereunder. Manager shall be entitled to rely on the authority of such designated individuals, until such time as Manager receives notice on behalf of Owner that such representative is no longer authorized to act. At Owner’s request, one or more Owner’s representative shall be named as additional signatories with respect to any Bank accounts. The initial Owner’s Representative shall be Dan Silvers and Steve Campbell, either of whom shall have apparent authority to act as Owner’s representative with respect to approvals and consents hereunder. Manager acknowledges that such individuals may be required to obtain approval from Owner’s board of directors or other persons before providing any approval hereunder, but Manager shall be entitled to rely on any approval that any Owner’s representative in fact may provide.

4.	MANAGER’S FEES:

The Owner shall pay to the Manager the following fees, as compensation for the Manager’s services to be rendered hereunder:

4.1	Fees For Services Rendered By Manager:

For services rendered by the Manager to the Owner rendered on and after the date hereof for each Fiscal Year or fraction thereof during the term of the Agreement or any extensions or renewals thereof, the Owner shall pay the Manager and the Manager shall accept from the Owner, an annual Management Fee (the “Management Fee”) equal to the sum of the following:

4.2	Management Fee:

(a) In consideration for its services hereunder, Manager shall be entitled to receive the following amounts:

(i)	a Base Payment of $1,000,000 per annum, prorated for any partial year; and

(ii)	an Incentive Fee, equal to 25% of the amount by which Owner’s EBITDA shall exceed the following amounts (the “Annual Hurdle”) in each of the Fiscal Years of this Agreement

(A) Fiscal Year 2009: $[TBD]; and

(B) Fiscal Year 2010: $[TBD].

(C) No Incentive Fee shall be payable with respect to the balance of Fiscal Year 2008.

The parties agree that in connection with the preparation of the Annual Plan, they will negotiate in good faith with respect to the determination of the Annual Hurdles designated as “TBD” above. The parties contemplate the Annual Hurdle will be at an aspirational level of EBITDA, because the Incentive Fee is intended to compensate Manager for its efforts to improve the Business beyond such improvement as would be readily attainable by a manager without Manager’s level of skill and experience.

(b) Definitions. As used herein, “Owner’s EBITDA” for any Fiscal Year shall mean, without duplication, an amount equal to (a) consolidated net income of such Fiscal Year determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items for such period, (iv) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by such person, including (v) depreciation and amortization for such period, and (v) amortized debt discount for such period.

(i)
For purposes of this definition, the following items shall be excluded from EBITDA: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, Owner or its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which Owner has an ownership interest, except to the extent any such income has actually been received by Owner in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of Owner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Owner; (8) in the case of a successor to Owner by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; (9) any deferred credit representing the excess of equity in any Subsidiary of Owner at the date of acquisition of such Subsidiary over the cost to Owner; (10) any other “extraordinary item” of income or expense under GAAP; and (11) any income or reduction in expense which results from there having been a writedown or other extraordinary item in a prior Agreement Year during the term of this Agreement.

(ii)
For clarification, the following additional items shall not be included as revenues for purposes of EBITDA: (1) all taxes collected as direct taxes from guests or patrons of the Business or in respect of any business conducted in the Business to be paid to duly constituted taxing authorities having jurisdiction, such as local gaming taxes, or withholding taxes assessed against gaming patrons’ winnings, if applicable, sales taxes; (2) Tips and service charges collected for payment to employees; (3) Proceeds of sales of property, real and personal, other than sales in the ordinary course of the Business; and (4) Proceeds of insurance for damage to property or condemnation awards.

(c) Agreement Year. “Fiscal Year” shall coincide with and be identical with the calendar year for all purposes.

4.3	Time of Payment of Management Fee:

The Base Payment will be paid by the Owner to the Manager on the 15th day of each month for such month. The Owner hereby authorizes the Manager to pay itself the Base Payment, monthly, from any and all operating accounts, including, but not limited to the Business Operating Account(s). The Incentive Fee shall be payable from the Business Operating Account(s) within thirty (30) days of the delivery of the audited Financial Statements for the Fiscal Year as to which such Incentive Fee is payable.

4.4	Reimbursement for Costs and Expenses:

Manager shall not be entitled to reimbursement of costs and expenses incurred in connection with the operation and management of the Business, except as follows:

(a) Reimbursement for Costs: All costs and expenses of any kind or nature related to the operation of the Business shall be for the account of Owner, and shall be payable from the Business Operating Account(s). All costs and expenses of any kind or nature paid or incurred by the Manager in the performance of its duties and obligations under this Agreement, including Manager’s overhead and compensation of the Chief Executive Officer and Chief Financial Officer, are intended to be compensated by and therefore deemed included in the Management Fees payable hereunder and shall be for the account of Manager. Notwithstanding the foregoing, Manager shall be entitled to reimbursement from Owner for: (i) reasonable travel expenses of employees of Manager, incurred for the benefit of Owner in the conduct of the Business except for the Chief Executive Officer of Manager whose expenses to perform services at the corporate office of the Owner (as long as such office is located in Southern Florida) shall be covered by the management fee to Manager; and (iii) any other expense which otherwise is the obligation of Owner hereunder whose payment Manager has advanced, in its sole discretion, on Owner’s behalf.

(b) Manager’s Statements for Out-of-Pocket Costs. Manager shall be reimbursed from the Business Operating Account(s) for such reasonable out-of-pocket costs and expenses paid or incurred by the Manager on behalf of the Owner for which Manager is entitled to reimbursement hereunder, subject to providing a statement of such expenses to Owner as least ten (10) days prior to such reimbursement.

5.	Assignment:

5.1	By Manager:

Manager shall have no right to assign this Agreement or any interest herein, without the written consent of the Owner, except: (i) for an assignment in connection with a sale or transfer by Manager of all or substantially all of Manager’s business, whether by way of direct sale, merger, consolidation or other similar arrangement so long as the assignee/purchaser is qualified to perform the services required of Manager herein and (ii) to any legal entity: (a) in which the present stockholders (or their parents or affiliates) collectively own at least 50% of the beneficial interest therein or have the right to receive at least 50% of the benefits thereof and distributions therefrom; or (b) which is a publicly traded company in which any of the present stockholders of the Manager (or their parents or affiliates) collectively retain operating control, provided in each instance that Robert Sturges shall continue to serve as the principal representative of Manager and devotes the time to the Business contemplated herein.

5.2	By Owner:

(a) The Owner shall have the right to assign this Agreement upon a sale of substantially all of its assets, without the consent of the Manager, provided that:

(i)	the assignee of the Owner’s interest assumes, in writing, the obligations of the Owner hereunder; and

(ii)
written notice of such assignment is given by the Owner to the Manager within five (5) business days after the making of such assignment, along with an executed duplicate counterpart of the instrument of assignment pursuant to which the assignee shall have assumed the obligations of the Owner hereunder.

(b) Change of Control: A change of control of the interests in Owner shall not be deemed an assignment hereunder, but this Agreement shall continue in full force and effect notwithstanding any such change of control unless otherwise terminated in accordance with the provisions of this Agreement.

5.3	Manager’s Right to Terminate

Notwithstanding the foregoing, it is agreed that the Manager shall have the right to terminate this Agreement in the event of a change of control in favor of, or transfer of assets to, a Person whose ownership of the Business or the assets will be contrary to law, or whose identity as a Person for which Manager is performing services will, in the reasonable opinion of Manager, have an adverse impact on Manager’s ability to operate within the gaming industry.

6.	Damage and Destruction:

If the Business or any portion thereof shall be damaged or destroyed at any time during the term hereof by fire, casualty or other cause, to such an extent that it would be impossible, or impracticable, or commercially unsound, in Owner’s good faith judgment, to repair the Business or to continue to operate the Business facility as a Business, then the Owner may terminate this Agreement by giving written notice of termination to the Manager, whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination. Otherwise, this Agreement shall remain in full force and effect without any abatement or reduction in the fees payable to Manager and the Owner shall promptly rebuild the Business at its sole cost and expense. Notwithstanding the foregoing, in the event that there is damage to the Business and the Owner’s Lenders decline to make available insurance proceeds pledged to them for the purpose of effective necessary repairs, then to the extent such failure affects the earning capacity of the Business, Manager may propose alternative EBITDA targets pursuant to Paragraphs 4.2(a)(ii)(A) and (B) and 8.1(f) of this Agreement reflective of the adverse effect on the earning capacity of the Business. If, after good faith negotiation, the parties cannot reach agreement as to such alternative EBITDA targets, either party may terminate this Agreement without further obligation to the other.

7.	Condemnation; Change in Law:

If the entire Business shall be taken in eminent domain or constituted condemnation proceedings or if such portion of the Business shall be taken in eminent domain or condemnation proceedings, or if there is a change in law affecting the Business (including a change in law related to competitors of the Business) such that in the reasonable good faith judgment of the Owner, it is impossible, impracticable, or commercially unsound to continue to operate the Business, then, in either of such events, the Owner shall have the right to terminate this Agreement by giving written notice of such termination to the Manager and upon the giving of such notice, this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination. In the event of termination under this Paragraph 7, such termination shall be effective upon the date of taking or notice from Owner to Manager with respect to the change in law. The provisions of this Paragraph 7 with respect to termination shall be applicable if the Owner makes a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination. If this Agreement is not terminated in accordance with the terms of this Paragraph 7, then this Agreement shall remain in full force and effect without any abatement or reduction in the fees payable to Manager and the Manager, subject to Owner’s consent, shall promptly rebuild or restore the Business from the proceeds of such condemnation.

8.	Default:

8.1	Default by Manager:

The following events shall be deemed to be events of default by the Manager under this Agreement:

(a) Non-Compliance with Terms: Manager shall fail to comply, in any material respect, with any of the terms, conditions, provisions or covenants of this Agreement to be complied with by the Manager and the Manager shall not cure such failure within thirty (30) days after written notice thereof given by Owner to Manager, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Manager shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence;

(b) Insolvency: Manager shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors;

(c) Bankruptcy Filing: Manager shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, of the United States or any state thereof, or if Manager shall be adjudged bankrupt or insolvent in proceedings filed against the Manager thereunder;

(d) Appointment of Receiver: A receiver or trustee shall be appointed for the Manager or for all or substantially all of the assets of the Manager and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof;

(e) Unavailability of Robert Sturges. Robert Sturges ceases to perform the duties set forth in Paragraph 3.16 hereof; or

(f) Non-attainment of EBITDA. The EBITDA of the Business shall be less than the EBITDA amount agreed to in the Annual Plan for calendar year 2009.

8.2           Default by Owner. The following events shall be deemed to be events of default by the Owner under this Agreement:

(a) Non-Compliance with Terms: Owner shall fail to comply in any material respect with any other term, provision or covenant of this Agreement to be complied with or performed by the Owner, and shall not cure such failure within thirty (30) days after written notice, thereof, from Manager to Owner, or, if such failure is not susceptible of being cured within said thirty (30) day period, if Owner shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall, thereafter, fail to complete the curing of such failure with reasonable diligence;

(b) Insolvency: Owner shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of the creditors;

(c) Bankruptcy Filing: Owner shall file a petition under any bankruptcy law or similar law for a relief of debtor or if Owner shall be adjudged bankrupt or insolvent in proceedings filed against the Owner thereunder; or

(d) Appointment of Receiver: A receiver or trustee shall be appointed for the Owner or for all or substantially all of the assets of the Owner and such appointment is not vacated or otherwise caused to be set aside within 90 days from the occurrence thereof.

8.3	Remedies for Default:

Should any event of default be committed by either party to this Agreement, the other party shall have the right to terminate this Agreement, and to enforce such other rights and remedies on account of such default, both at law and in equity, as is provided, established or allowable under applicable law, provided, however, that either party may terminate this Agreement without penalty if the parties are unable to agree upon the Annual Plan provided for in Paragraph 3.2 herein within 30 days after submission of such plan by Manger.

8.4           Optional Termination. In addition, Owner shall have the right, at its option, to terminate this Agreement:

(a)  in the event of a sale of a majority of the interests of Owner or of substantially all of Owner’s assets; or

(b) in Owner’s discretion, at any time.

8.5	Owner’s Obligation upon Optional Termination:

Upon termination of this Agreement pursuant to Paragraph 8.4, then Owner shall:

(i)	Reimburse Manager for all unpaid expenses incurred prior to termination with respect to the Business which are reimbursable to Manager pursuant to Paragraph 4.4;

(ii)	Pay Manager any Base Payment which accrued prior to the termination;

(iii)	Pay Manager any Incentive Fee which was due with respect to any Fiscal Year which concluded prior to the date of termination; and

(iv)
In the event of a termination pursuant to Paragraph 8.4(b), to pay Manager the lesser of (x) 50% of the Base Payment which would have been payable to Manager from the date of termination through December 31, 2010 and (y) $500,000.

8.6	Termination by Reason of Irreconcilable Differences.

In the event the parties are unable to agree upon the Annual Plan tendered by Manager under Paragraph 3.2(a) above within 30 days after submission by Manger then either party shall have a right to terminate this Agreement without penalty.

8.7	Mutual Rights Upon Termination.

Upon termination of this Agreement:

(a) Manager may remove all of its proprietary materials including without limitation its operating manuals and systems, proprietary computer software and any materials which may include Manager’s trade secrets and other methods of doing business. In addition, Manager shall have the right to terminate or cause the termination of the Business’s participation in any of the pooled programs described in Paragraph 3.4, provided that such termination shall not take effect, unless Owner otherwise requests, until the 61st day after the last day of management. Manager will cooperate with Owner as appropriate to the circumstances, in effecting a smooth transition to Owner or successor operator.

(b) Manager will return to Owner all property of Owner which may be in Manager’s possession, including all documents which contain any proprietary or other financial information of Owner and its operations.

(c) The parties will use reasonable efforts to make available to one another such information as either may require after termination, at the expense of the party requesting such information. Use of any such information shall be subject to the confidentiality provisions of Paragraph 10 below.

8.8	Non-Competition:

(a) Business Non-Competition. During the period of this Agreement and for two years after the termination thereof, Manager shall not engage, directly or indirectly, as principal or in a management or advisory capacity with respect to any Gaming Business located within a 75 mile radius of any location (not including the corporate office location) in which Owner has conducted the Business, during the term of this Agreement. During the period of this Agreement and for two years after the termination thereof, Owner shall not act in a management or advisory capacity with respect to any Gaming Business, except with respect to (i) the Business which Owner currently owns, even after such Business may be sold to a third party; and (ii) any other Gaming Business in which Owner has an ownership or other equity interest. As used herein, “Gaming Business” means an enterprise which provides gaming opportunities and locations (such as casinos) to members of the public.

(b) Employees. During the period of this Agreement and for two years after the termination thereof, neither Manager nor Owner shall solicit for employment or employ any employee of the other, absent consent, which consent may be withheld in each Party’s sole discretion, provided, however, that any employee employed by Manager prior to the date hereof who is employed by Owner upon Manager’s recommendation may be solicited for employment or employed by either Party.

9.	Indemnification; Limitation of Obligations

(a) Indemnification by Owner. The Owner agrees to indemnify the Manager and to save and hold the Manager harmless from and against any liability, obligation, suit, claim or demand, asserted against, or incurred by the Manager (including, without limitation, reasonable attorneys’ fees and expenses) as a result of, or arising from, or in connection with, the organization, management, operation or maintenance of the Business and the performance of its duties under this Agreement to the fullest extent permitted by law, except to the extent that any such liability arises from Manager’s gross negligence or willful misconduct. In no event shall Owner make any claim against Manager on account of any alleged errors of judgment made in good faith in connection with the performance by Manager of the obligations and duties set forth herein. Nor shall Owner object to any expenditure made by Manager in good faith in connection with the performance of Manager’s obligations hereunder unless such expenditure is specifically prohibited by this Agreement.

(b) Indemnification by Manager. The Manager agrees to indemnify the Owner and its shareholders and to save and hold the Owner and its shareholders harmless from and against any liability, obligation, suit, claim or demand, asserted against, or incurred by the Owner or such shareholders (including, without limitation, reasonable attorneys’ fees and expenses) as a result of, or arising from, or in connection with, any gross negligence or willful misconduct of Manager. In no event shall Manager make any claim against Owner except as set forth in this Agreement.

(c) No Right Against Shareholders or Directors. Manager acknowledges that its rights under this Agreement are exclusively against Owner, and shall not give rise to any rights against Owner’s shareholders or directors.

10.	Confidentiality

(a) Manager’s Undertaking. Manager acknowledges that the information it receives regarding Owner and the Business during the course of its performance of this Agreement is confidential, and agrees to use such information solely for the purpose of enabling it to perform its obligations under this Agreement and for no other purpose. Upon termination of this Agreement, Manager shall return all documents and other material containing Owner’s confidential information to Owner. Manager shall also cause each of its employees to conform to the obligations of this Agreement with respect to this Agreement as if they were parties thereto.

(b) Owner’s Undertaking. Owner acknowledges that the information it receives regarding Manager’s processes and procedures during the course of its performance of this Agreement is confidential, and agrees to use such information solely for the purpose of this Agreement and for no other purpose. Upon termination of this Agreement, Manager shall return all documents and other material containing Manager’s confidential information to Owner. Owner shall also cause each of its employees to conform to the obligations of this Agreement with respect to this Agreement as if they were parties thereto.

11.	Estoppel Certificates:

Owner and Manager shall, at any time and from time to time upon not less than ten (10) days prior written request by the other, execute, acknowledge and deliver a statement in writing certifying that:

(i)	This Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(ii)	The date to which payments have been made under this Agreement; and

(iii)
So far as Owner or Manager, as the case may be, knows, no default hereunder on the part of the other party exists (except that if any such default does exist, the certifying party shall specify such default),

(iv)
it being intended that any such statements delivered pursuant to this Paragraph 11 may be relied upon by any prospective purchaser, assignee, or mortgagee of Owner’s interest in the Business, or of either party’s interest in this Agreement.

12.	Termination of Consulting Agreement:

Manager agrees that upon the effective date of this Agreement, the Consulting Agreement shall automatically be terminated, that Manager shall not be entitled to any further payment under such Consulting Agreement except for amounts accrued prior to the date of such termination under this paragraph.

13.	Notices:

Any notice which may or is required to be given hereunder shall be in writing including facsimile (“fax”) telex and telegraphic communications, and shall be (as elected by the party giving the notice) hand delivered by messenger or courier service, telecommunicated or mailed by registered or certified mail, return receipt requested, in the mail, postage prepaid addressed to Owner or Manager, as the case may be, at the addresses set forth after their respective names below, or at such different addresses as they shall have theretofore advised the other in writing in accordance herewith.

If intended for Owner: Oceans Casino Cruises, Inc. 647 E Dania Beach Blvd. Dania Beach, Fl 33004 Attn: Board of Directors

With a copy at the same time to:

Orchard Drive LLC
c/o D.B. Zwirn & Co., LP
745 Fifth Avenue, 17th Floor
New York, NY 10151
Attn: Steven Campbell

Skylab Road LLC
c/o Fortress Investment Group
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attn: Dan Silvers

If intended for Manager:
Nevada Gold & Casinos, Inc. 50 Briar Hollow Lane, Suite 500 West, Houston, TX 77027 Attn: Robert B. Sturges

14.	Approval By Owner:

In any instance where the approval or consent of the Owner or Manager is required or permitted hereunder, such approval or consent shall be in writing such consent or approval, except as otherwise specified in this Agreement, shall be in Owner’s or Manager’s sole discretion, as applicable.

15.	No Waiver:

No waiver of any covenant, term or condition of this Agreement by either party shall be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary, consent to or approval of any subsequent similar act.

16.	Choice of Law; Attorneys Fees:

This Agreement shall be governed and construed in accordance with the laws of the State of New York regardless of the places of its negotiation or execution and without regard to principles of conflicts of law. The parties acknowledge that there are substantial and not isolated connections with the State of New York, including the negotiation of this Agreement in New York, and that each of them is subject to the jurisdiction of the courts of such State pursuant to New York’s Long Arm Statue.

Each of the parties submits to the exercise of personal jurisdiction over them in the State of New York in connection with any action or proceeding brought by either party relating to, arising from, or based on this Agreement, and each of the parties waives any objection to the exercise of personal jurisdiction over each of them in connection with any such action or proceeding.

The parties agree that any litigation or court action of any kind relating to, or rising from, or based on this Agreement shall be filed in New York, New York.

If either party shall institute legal proceedings against the other party based on a cause of action or arising from this Agreement, the non-prevailing party in such proceeding shall pay the costs and expenses incurred by the prevailing party in such proceedings including reasonable attorneys’ fees and any and all costs and fees incurred on appeal of any lower court decision.

17.	Entire Agreement; Modification:

No employee, agent or representative of either party has the authority to bind the other party to any oral additions, modifications, representations or warranties concerning this Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement, in whole or in part, unless such agreement is in writing and duly signed by the authorized representative of the party against whom enforcement of such change, modification or termination is sought. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party’s counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

18.	Descriptive Headings:

The descriptive headings set forth in this Agreement are inserted for convenience and for reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

19.	Successors and Assigns:

The terms, provisions and covenants contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; except as otherwise provided in this Agreement.

20.	Force Majeure:

The terms and conditions of this Agreement (with the exception of the obligation of Owner to pay or fund the amounts required by the terms of this Agreement, or the terms required for an approved Transfer or Transferee) shall be subject to Force Majeure. Neither Owner nor Manager shall be considered in default in the performance of its obligation hereunder, if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, earthquake, hurricane, flood, or because of any law, order, proclamation, regulation, or ordinance of any governmental authority, or because of any act of God or any other cause whether of similar or dissimilar nature beyond the reasonable control of the party affected.

21.	Authorization:

Each of the parties hereto represents to the other party that it has full power and authority to execute this Agreement and to be bound by and shall perform in accordance with the terms hereof. On request, each party shall furnish to the other evidence of such authority.

22.	Counterparts:

Any number of counterparts of this Agreement may be executed and delivered and each shall be considered an original and together they shall constitute one agreement.

23.	Severability:

If any of the provisions of this Agreement or its application shall be held by any court, regulatory agency, or other governmental authority having competent jurisdiction over this Agreement, to be invalid, illegal, or unenforceable in any respect, the parties shall forthwith cure such invalidity to the extent permitted by law, and notwithstanding the fact that such provisions may be held to be of no force and effect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If any such provision or portion thereof is declared invalid, illegal, or unenforceable, the parties to this agreement intend that, in lieu of the invalid, illegal, or unenforceable provision or portion thereof, there be added to this agreement a provision or portion thereof as similar in substance to such invalid, illegal, or unenforceable provision or portion thereof as may be possible so as to accomplish the purposes of such invalid, illegal, or unenforceable provision or portion thereof.

IN WITNESS WHEREOF, the Owner and the Manager have hereunto set their hands and seals on the day and year first above written.

Signed, Sealed & Delivered
in the presence of:

OCEAN CASINO CRUISES, INC.	NEVADA GOLD & CASINOS, INC.
/s/ Bradley E. Scher	/s/ Robert B. Sturges
By: Bradley E. Scher Title: Co-Chairman of the Board of Directors	By: Robert B. Sturges Title: CEO

OCEAN CASINO CRUISES, INC.
/s/ Daniel Silvers
By: Daniel Silvers Title: Co-Chairman of the Board of Directors